                                                                   EXHIBIT 99.1


[GOLDEN TELECOM LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE


                ANOTHER REGIONAL ACQUISITION FOR GOLDEN TELECOM:
                                  SIBCHALLENGE

MOSCOW, RUSSIA (JUNE 04, 2003) -- Today, Golden Telecom, Inc. (NASDAQ: GLDN), a major independent telecommunications operator, announced that it has signed a non-binding memorandum of understanding to acquire 100% of OOO "Sibchallenge Telecom", the leading alternative wireline operator in Krasnoyarsk and ZAO "Tel", an Internet service provider, also based in Krasnoyarsk. According to the memorandum, the proposed price of the acquisition is approximately $15 million in cash. The closing of the transaction is subject to the completion of satisfactory due diligence, receipt and execution of definitive acquisition agreements, and receipt of normal regulatory approval.

Sibchallenge Telecom has constructed and operates 100,000 telephone numbers in Krasnoyarsk. It owns its own network in Krasnoyarsk, with an EWSD switch, 127 km of fiber-optic cable, 170 km of copper cable, and more than 30 points of presence in the city. It also has a CDMA license, with approximately 8,000 users. It is the main competitor for the incumbent in Krasnoyarsk, OAO "SibirTelecom". Sibchallenge Telecom reported revenues of the rouble equivalent of approximately $7.7 million in 2002, calculated on the basis of Russian Accounting Principles (RAP).

ZAO "Tel" estimates that it controls 50% of the dial-up Internet market in Krasnoyarsk. It reported revenues of the rouble equivalent of approximately $1.1 million in 2002, calculated on the basis of RAP.

Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, Inc. commented: "Sibchallenge Telecom has been our partner in Krasnoyarsk for some time, and we are pleased that we will be able to include them as a full part of our team. Following our successful transaction in Nizhnii Novgorod last year, this is another step following our regional strategy of consolidating operators outside Moscow. The regions outside of Moscow and St Petersburg generate approximately 25% of our business at present, but we expect to see this percentage grow, as we acquire and build networks in commercially viable regional cities outside of Moscow and St Petersburg."

Oleg Malis, Senior Vice-president of Golden Telecom stated: "Sibchallenge Telecom satisfies our criteria for regional acquisitions in that it has strong margins, can be acquired at a good price, possesses its own customer access network and numbering capacity, as well as the required licenses and interconnect agreements to support future growth. Furthermore, the company is showing excellent growth in the first quarter of 2003."

Stan Abbeloos, Chief Operating Officer of Golden Telecom, Inc. added: "We believe that we can enhance the margins and growth prospects of Sibchallenge Telecom by using our existing network to reduce its costs, and by investing in numbering capacity to support expected growth in demand from both local companies and mobile operators. Sibchallenge Telecom has an excellent client list, including Sberbank, Krasnoyarskii Alyuminyevii Zavod and Krasnoyarsk City Administration, to which it provides integrated telecommunication solutions."

ABOUT GOLDEN TELECOM (WWW.GOLDENTELECOM.COM)
Golden Telecom, Inc., NASDAQ: "GLDN" is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States
(CIS). The Company offers competitive local exchange carrier services using its overlay network in Moscow, Kiev, St. Petersburg and Nizhny Novgorod; data and long-distance services using a fiber optic and satellite-based network - including 149 combined access points in Russia and other countries of the CIS; dedicated and dial-up Internet access to businesses and consumers; Internet content through numerous web brands powered by its ROL portal; and mobile services.

This press release presents measures not derived in accordance with generally accepted accounting principles in the United States of America (US GAAP). Such measures should not be considered substitutes for any measures derived in accordance with US GAAP, and may also be inconsistent with similar measures presented by other companies.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include our planned acquisition of OOO Sibchallenge Telecom and ZAO "Tel". It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that the proposed acquisition will not be completed, the possibility that regulatory approval will not be forthcoming and increasing competition that may limit growth opportunities, and that Sibchallenge Telecom's clients may not remain with the company when its owners change. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company's filings with the U.S. Securities and Exchange Commission including the Company's periodic reports on Form 8-K filed during 2003, the Company's annual report on Form 10-K for the year ended December 31, 2002, and the company's quarterly report on Form 10-Q for the period ended March 31, 2003.

FOR MORE INFORMATION, CONTACT:
PUBLIC RELATIONS:
Anna Chin Ga Pin
e-mail: achin@gti.ru
tel.: +7-501-797-9300; fax: +7-501-797-9332
INVESTOR RELATIONS:
Tom Adshead
e-mail: tadshead@gti.ru
tel.: +7-501-797-9300; fax: +7-501-797-9332
www.goldentelecom.com
---------------------